EXHIBIT 10.9

FORM OF RESTRICTED STOCK AGREEMENT

AGREEMENT dated as of the ___ day of ________________, 2011 (this “Agreement”) by and between Northern States Financial Corporation (the “Company” or “NorStates”), and _________________ (the “Director”).

WHEREAS, NorStates deems it advisable to award to Director restricted shares of common stock of the Company, $0.40 par value, (“Restricted Stock”) on the terms and conditions set forth herein (the “Award”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Restricted Stock Award.  Director shall be awarded ____ shares of Restricted Stock. Such shares shall be awarded under the terms of the 2009 Restricted Stock Plan (the “Plan”).  Any terms not defined in this Agreement shall have the meaning set forth in the Plan.

2.             Vesting.

(a)           The Restricted Stock subject to this Agreement shall be fully vested on January 15, 2013, if the Director is continuously serving as a director of NorStates or one of its affiliates through that date.

(b)           The Restricted Stock subject to this Agreement shall be fully vested if, prior to January 15, 2013, Director dies while serving as a director of NorStates or one of its affiliates or if Director’s service as a director of NorStates and its affiliates terminates on account of Director becoming disabled (within the meaning of the Company’s long-term disability plan).

(c)           The Restricted Stock subject to this Agreement shall be fully vested if, prior to January 15, 2013, a Change in Control (as defined in the Plan) occurs.

(d)           Except as provided in subsection 2(b) above, the portion of the Award that is not vested as of the date of Director’s termination of service as a director shall be forfeited by the Director and such portion shall be cancelled by the Company.  The Director irrevocably grants to the Company a power of attorney to transfer any unvested Restricted Stock to the Company and agrees to execute any document required by the Company in connection with such forfeiture and transfer.

3.             Rights as a Shareholder.  From and after the date of grant, the Director shall have all of the rights of a shareholder with respect to the Restricted Stock granted hereby, including the right to vote the Restricted Stock and receive any dividends that may be paid thereon; provided however that any additional common shares or other securities that the Director may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same terms and restrictions as the Restricted Stock covered by this Agreement, including, without limitation, Section 2.

4.             No Right to Continued Service.  This Agreement shall not be construed as giving the Director the right to be retained in the service as a director of NorStates or any affiliate thereof.

5.             Transferability; Legend.

(a)           Except for a bequest by will or a transfer under the laws of descent and distribution, the Restricted Stock subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

(b)           Any certificate issued representing this Restricted Stock subject to the Award shall recite the following legends:

“The shares represented by this certificate are subject to certain restrictions against sale and transfer and are subject to certain repurchase rights in favor of this corporation under the terms and conditions of a Restricted Stock Agreement entered into by this corporation and ____________________, dated __________, 2011, a copy of which is on file and may be examined at the principal office of this corporation.”

6.             Amendment and Modification.  The terms and conditions of this Agreement are intended to comply with applicable law and shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”) and all regulations and guidance promulgated thereunder (the “EESA Guidance”).  In the event that all or any portion of this Agreement is found to be in conflict with the requirements of EESA and EESA Guidance, then in such event this Agreement shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Award shall be interpreted and administered accordingly.  The Director acknowledges (i) that this Agreement remains subject to the requirements of EESA and the EESA Guidance, (ii) that it is subject to modification in order to comply with EESA and the EESA Guidance, and (iii) that the Director agrees to immediately repay all amounts that may have been paid to the Director under this Agreement that are later determined to be in conflict with the requirements of EESA and the EESA Guidance.

7.             Withholding.  By accepting this Award, the Director agrees to make appropriate arrangements with the Company for the satisfaction of any applicable federal, state or local income tax withholding requirements, including the payment to the Company of all such taxes and requirements in connection with the distribution or delivery of the Restricted Stock, or other settlement in respect of the Restricted Stock, and the Company shall be authorized to take such action as may be necessary as determined by the Company (including, without limitation, withholding shares otherwise deliverable to the Director hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Director) to satisfy all obligations for the payment of such taxes; provided, however, that in no event shall the value of shares so withheld by the Company exceed the minimum withholding rates required by applicable statutes.

8.             Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.  Notwithstanding anything in the Agreement, NorStates will not be required to comply with any term or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over NorStates or any of its subsidiaries.

9.             Effective Date.  This Agreement will be effective upon execution and delivery of the Agreement by both NorStates and Director.

NORTHERN STATES FINANCIAL CORPORATION	DIRECTOR

By:	By:
Its:		[Director]